                                                                   EXHIBIT 10.19



                                   RETIREMENT
                                    AGREEMENT
                                      AMONG
                                ALLEN R. FREEDMAN
                                       AND
                     FORTIS, INC. AND FORTIS INSURANCE N.V.

         This Agreement is made and entered into this 19th day of July, 1999 ("Agreement") by and among Allen R. Freedman ("Freedman"), Fortis, Inc. ("Fortis"), and Fortis Insurance N.V. ("Parent").

BACKGROUND.

         Freedman has served as the CEO of Fortis since its creation in 1979 and will be 60 years old on April 30, 2000. Fortis is owned by Parent. Freedman will retire on July 31, 2000. In connection with such retirement, Fortis has agreed to provide to Freedman the payments and benefits set out in this Agreement. Parent is entering into this Agreement to provide Freedman with its guaranty of performance by Fortis. Fortis and Parent have taken such corporate actions as may be necessary to authorize the entering into of this Agreement.

AGREEMENT.

         In consideration of the mutual promises and undertakings in this Agreement and for other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged, Fortis, Parent and Freedman do hereby agree as follows:

1. RETIREMENT. Freedman shall retire from being an officer and employee of Fortis on July 31, 2000. Freedman shall cease being CEO on or before April 30, 2000, but will continue as Chairman of the Board until July 31, 2000. Freedman shall, upon termination of his employment with Fortis, be entitled to all of the rights and benefits under all existing Fortis plans and programs that are applicable to him, with the additional provisions that are in this Agreement.

2. 1999 COMPENSATION. Freedman shall receive base pay and shall participate in bonus and other programs for 1999 in the amounts and on the terms previously approved.

3. 2000 BASE PAY AND SHORT TERM BONUS. Freedman shall receive a pro rata share of a base salary of $800,000 per year from January 1, 2000 through July 31, 2000, along with participation in the short-term bonus to that date for his services. The amount of such short-term bonus will be one-third of the targeted amount of $800,000.

4. LONG TERM INCENTIVE PLAN ("LTIP"). Freedman shall receive grants under the LTIP through the cycle beginning January 1, 1999. The provisions in this Agreement as applied to Freedman shall prevail where they are inconsistent with the terms of the LTIP. All grants to Freedman under the LTIP, including amounts previously deferred and any other amounts vested in Freedman under earlier long term plans (including modifications thereof) benefiting Freedman, shall be fully vested and non forfeitable on his retirement on July 31, 2000. The performance of Fortis through 1999, plus the targeted performance of Fortis (i.e. 1.0 performance rating) for the years remaining under the open cycles through 2001, shall be used to determine the amount of LTIP bonus that will be paid to him within 15 days of July 31, 2000, subject to his election of any deferrals under the LTIP. Amounts credited shall be based on the value of share equivalents as of June 30, 2000. Fortis agrees that Freedman shall be permitted deferrals with respect to his participation in the LTIP, including amounts previously deferred and any other amounts vested in Freedman under earlier long term plans (including modifications thereof), benefiting Freedman, under the following principles:

                  - The deferred amount will be deemed invested in one or more of the options permitted under the Fortis qualified plans in accordance with procedures comparable to those applicable to participants in such plans, if selected by Freedman.

                  - The deferral may, at Freedman's election, extend for up to 5 years after the later of termination as an employee and termination as a member of the Board of Directors of Fortis, but not beyond a change in control of Parent. Fortis shall establish reasonable procedures allowing Freedman and his successors and beneficiaries (as the case may be) to change the deferral elected for some or all of the amounts deferred, which procedures shall be designed so as not to jeopardize the tax effectiveness of the deferral.

                  - Freedman may, in addition and at any time, elect to require a distribution of some or all of the amounts deferred prior to the then scheduled deferral date, subject to a discount of the greater of $100,000 or 10% of the value otherwise being distributed, which discount Fortis will retain.

                  - An amount equal to the deferred amount will be put in a trust for the benefit of Freedman during the deferral period after retirement. The trust will be designed to prevent any portion of the amount from being taxable to Freedman until actually paid to Freedman.

                  - Fortis shall establish reasonable procedures, including the procedures referred to above, for implementing and managing the deferral program, which procedures shall be subject to Freedman's approval, which will not be unreasonably withheld; shall be developed in consultation with Freedman and shall be designed so as not to jeopardize the tax effectiveness of the deferral

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5.       EURO-OPTIONS. No Euro-options will be granted to Freedman in 2000. All outstanding Euro-options previously granted to Freedman shall vest in Freedman and become non-forfeitable on any termination of Freedman's employment with Fortis. In addition, the Euro-option plan will be amended to provide that all options granted under the plan will be exercisable for 3 years after the later of retirement as an employee or as a member of the Board of Directors of Fortis.

6. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP"). Beginning on August 1, 2000, Freedman shall receive a Joint and 100% Survivor Annuity in accordance with terms of the SERP as currently in effect of $800,000 annually, less the amounts provided in Section 3.01(b), (c), and (d) of the SERP Plan, with all other provisions of the SERP, including Freedman's Joinder Agreement, being applicable to such payments; provided that, in the event that Freedman shall have died prior to August 1, 2000 and his wife shall then survive, for the avoidance of doubt, his wife shall receive the specified annuity beginning as of August 1, 2000. In addition, after the annuity payments have commenced, Freedman or his wife, at any time, may elect to take a prompt lump sum, actuarially determined as provided in the SERP, in place of the annuity payments, and such lump sum payment shall be subject to a discount of the greater of $100,000 or 10% of the lump sum value. Freedman and his wife shall be entitled to reasonable financial information about Fortis to assist them in making a decision about a lump sum payment. The provisions in this paragraph shall take precedence over the SERP and Freedman's Joinder Agreement to the extent that the provisions are inconsistent with the SERP or the Joinder Agreement, including the election being made by this Agreement for Freedman to have a Joint and 100% Survivor Annuity under the SERP rather than the current election in the Joinder Agreement.

7. BOARD MEMBERSHIPS. Freedman shall continue as a member of the Boards of Directors of Fortis, the mutual funds managed by Fortis, the charitable funds primarily supported by Fortis, and other such Fortis related directorships as may be appropriate. Fortis intends to continue to seek to elect Freedman to such directorships for so long as is reasonable and appropriate under the circumstances, but no longer than while Fortis controls such entity or manages the mutual funds, and Freedman shall be entitled to the fees and expenses paid for directors that are not employees of Fortis.

8. HEALTH BENEFITS. As generally now provided to retirees, Fortis shall provide Freedman and his wife with the right to participate in the Fortis group insurance program fully and in the same manner as they have participated while Freedman was an employee until Freedman and his wife are 65, and Freedman and his wife will be obligated to pay Fortis the amounts that are customarily charged to Fortis retirees for participating in the insurance program. Freedman shall receive the same benefits after age 65 as are provided to other Fortis retirees similarly situated.

9. INSTALLMENT PAYMENTS, RELEASE AND NO COMPETE AGREEMENT. Fortis shall pay to Freedman, his designated beneficiary or his estate, 12 equal quarterly payments in advance of $157,000 each, beginning on August 1, 2000 and two equal annual payments of $607,000 each, beginning on August 1, 2003 and Freedman shall agree to provide designated consulting services and not to compete with Fortis for a designated period,

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         with such payments, such services and such non compete to be included in a separate agreement between Fortis and Freedman. In addition, as have all participants in the SERP, Freedman has agreed in the Joinder Agreement to the SERP that the payment of the SERP payments is contingent on his continuing not to compete with Fortis, as well as certain other restrictions, for a period of one-year following termination of his employment.

10. INDEMNIFICATION. Fortis shall provide to Freedman the most complete indemnity protection (including rights to advancement of expenses) currently provided by the by-laws of Fortis with respect to the period during which he is an officer or director of Fortis, and, for a period of 6 years thereafter, Fortis shall keep in place a directors' and officers' liability policy or policies covering Freedman to the extent such coverage is provided for other current or former senior executives or directors of Fortis.

11.      RELEASE.

                  (a) Freedman forever releases Fortis, its parents, subsidiaries and other affiliates and as to each of the foregoing persons: (A) its agents; (B) its officers; (C) its employees; (D) its directors; and (E) any trustee, administrator or officer of any benefit or pension plan which is administered or operated in whole or in part for the benefit of current or former employees of Fortis (other than with respect to any payments to which Freedman is entitled under any benefit plan following execution of this Agreement), from and against any and all claims, damages, and liabilities whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued that he may have as of the date of this Agreement, including but not limited to all claims arising from or in any way connected with Freedman's employment by Fortis and Freedman's termination from employment, but excluding any claims, damages or liabilities associated with any breach by Fortis of the terms of this Agreement or the Consulting, Non Compete and Payments Agreement of even date herewith ("Special Agreement") or of Fortis obligations to provide Freedman with benefits or compensation that is referred to in this Agreement or that is accrued, vested or earned as of Freedman's termination of employment. This release includes but is not limited to all claims of: (i) wrongful discharge, including claims of retaliatory discharge; (ii) breach of contract; (iii) age discrimination; (iv) disability/handicap discrimination; (v) violations of the federal Employee Retirement Income Security Act; and (vi) any claim based upon tort, equity or any violation of any state or federal statute or municipal employment laws, regulations, executive orders or other requirements. As a condition of any payments to be made by Fortis under this Agreement, Freedman agrees to execute a further release identical in substance to the provisions of this Paragraph 11 as shall be requested by Fortis effective on Freedman's termination of employment date.

                  (b) Fortis, on behalf of itself and its subsidiaries, hereby releases Freedman from any claims, damages, and liabilities whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued as of the date of this Agreement (excluding any claims, damages or liabilities associated with any breach by Freedman of the terms of this Agreement or the Special Agreement). Fortis agrees to execute a further release identical in substance to the provisions of this Paragraph 11 as shall be requested by Freedman effective on Freedman's termination of employment date.

12. EXTINGUISHMENT OF AGE DISCRIMINATION CLAIM. Freedman acknowledges that in addition to other claims arising out of his employment his execution of this Agreement extinguishes any claim which Freedman may have against Fortis or its agents, officers, directors or employees under the Federal Age Discrimination in Employment Act and any state or local law which protects persons 40 years of age and older from age discrimination.

13. CONSULTATION RIGHTS. Freedman acknowledges that Freedman has been advised to consult with an attorney regarding this document; and Freedman further acknowledges that Freedman may consult with the United States Department of Labor, Equal Employment Opportunity Commission or any state or local authority having jurisdiction over the matters addressed in this Agreement in regard to this Agreement and the releases contained in this Agreement. Freedman further acknowledges that Freedman has been provided by Fortis with a full and ample opportunity to present this Agreement to an attorney of Freedman's choosing, and to the United States Department of Labor, the Equal Employment Opportunity Commission or any state or local authority having jurisdiction over the matters addressed in this Agreement. Freedman has consulted with an attorney, who has reviewed this Agreement. Freedman waives Freedman's rights to pursue any claim or grievance through any of the aforesaid agencies (other than in regard to enforcing Freedman's rights under this Agreement, under the Special Agreement or referred to in this Agreement). If any agency or attorney pursues any such claim or grievance on behalf of Freedman and against Fortis, or its agents, directors, shareholders, officers or employees, Freedman will instruct the agency and attorney to terminate and abandon the claim or grievance.

14. RECEIPT OF AGREEMENT AND OPPORTUNITY FOR REVIEW. Freedman acknowledges that Freedman has been apprised that he is legally entitled to consider this Agreement for twenty-one (21) days before executing the Agreement. Freedman has reviewed and is satisfied with the terms of this Agreement as executed and waives any further opportunity for review except as provided in Paragraph 15.

15. REVOCATION OF AGREEMENT. Fortis acknowledges that Freedman may cancel this Agreement within seven (7) days after executing the Agreement. This Agreement shall be final and binding unless revoked by Freedman within seven (7) days after execution. If Freedman revokes this Agreement under the terms of this Paragraph 15, this Agreement and the Special Agreement shall be null and void and of no force or effect. In the event Freedman exercises this right to revoke this Agreement, Freedman shall notify Fortis's designated agent for this purpose, in writing prior to the expiration of the seven (7) day period in accordance with the notice provisions set forth in Paragraph 9 of the Special Agreement.

16. PARENT'S GUARANTY. Parent has joined this Agreement to guarantee prompt satisfaction of each and every obligation of Fortis to Freedman and his wife hereunder and under the agreements and plans benefiting Freedman and his wife after Freedman's retirement and such guaranty shall be unconditional, legally binding and irrevocable.

17. MISCELLANEOUS. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard for any conflict of law principles that might make some other law applicable. The provisions of this Agreement shall be deemed severable and the invalidity or the enforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. This Agreement may be executed in any number of counterparts, but all such counterparts shall constitute one and the same instrument. This Agreement shall also be for the benefit of Freedman's wife and shall be binding on the parties and their respective heirs, beneficiaries, successors and assigns, except that no party will be relieved of such party's obligations hereunder by virtue of any transfer of the Agreement.

18.      AGREEMENT TO ARBITRATE.

                  (a) Except as set forth in Paragraph 18(b), any claim, controversy or dispute arising out of or relating to this Agreement, on which an amicable understanding cannot promptly be reached, to the maximum extent allowed by applicable law and irrespective of the type of relief sought, shall be submitted to and resolved by arbitration, and such arbitration shall be the sole remedy for such matter. Such arbitration shall be heard and conducted in New York, New York and shall be conducted expeditiously in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as such rules shall be in effect on the date of delivery of demand for arbitration, with the exception that the arbitrators may not award any punitive or exemplary damages or any damages other than compensatory. The prevailing party may be awarded costs and expenses, including reasonable attorneys' fees. The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment upon such award may be entered by any court having jurisdiction thereof.

                  (b) Any claims in equity pursuant to which a party is seeking a temporary restraining order or an injunction may be pursued in court.

19.      SPECIAL PROVISIONS DEALING WITH TERMINATION OF FREEDMAN'S EMPLOYMENT.

                  (a) If Freedman's employment with Fortis is terminated prior to July 31, 2000 because of Freedman's death or disability, because Fortis terminates such employment without Cause as hereinafter defined, or for any other reason, other than voluntary termination of employment by Freedman or termination of Freedman's employment by Fortis for Cause, all provisions of this Agreement shall apply to the parties as if Freedman had retired on July 31, 2000.

                  (b) If Freedman's employment with Fortis is terminated by Freedman voluntarily prior to July 31, 2000 or if Freedman's employment is terminated by Fortis for Cause prior to July 31, 2000, Fortis shall be entitled to elect to cancel this Agreement or to treat such termination as a retirement by Freedman as of July 31, 2000. If Fortis elects to cancel this Agreement, it must act within 15 days of Freedman's termination of employment by giving written notice to Freedman in the manner provided in the Special

         Agreement. A cancellation of this Agreement shall be deemed to be a cancellation of the Special Agreement. A cancellation of this Agreement means that all of its provisions will be of no further force and effect and Freedman shall be entitled to whatever other existing Fortis plans, benefits and agreements that are applicable to Freedman in accordance with the terms thereof.

                  (c) "Cause" for purposes of this Agreement shall mean a termination of Freedman's employment by Fortis due to his willful gross act, or willful gross omission, in violation of his lawful obligations to Fortis, including, without limitation, the following: Freedman's conviction of a felony that is connected with or related to the performance of his obligations as an employee of Fortis; the willful perpetration by Freedman of a gross fraud against or affecting Fortis; or Freedman's willful participation in or willful allowance of the commission by any of Freedman's subordinates of any act of commercial bribery affecting or connected with Fortis or Freedman's duties to Fortis; provided, however, Freedman shall be given written notice of any matter that Fortis believes is Cause and shall be given 30 days to cure any such matter that Fortis considers Cause, and any such matter that shall have been so cured shall no longer constitute Cause.

         In witness whereof the parties hereto have duly executed this Agreement the day and year first above written.

FORTIS, INC.                                       FORTIS INSURANCE
                                                   HOLDING N.V.

 /s/  J. KERRY CLAYTON                              /s/  H. J. HIELKEMA
--------------------------                         ------------------------
Authorized Officer                                 Authorized Officer

 /s/ ALLEN R. FREEDMAN
--------------------------
ALLEN R. FREEDMAN

March 22, 2000

                                                           FORTIS
                                              Solid partners, flexible solutions

Fortis Inc.
One Chase Manhattan Plaza
41st Floor
New York, NY 10005 USA

Fortis Insurance N.V.
Archimedeslaan 6
NL - 3584 BA UTRECHT

                                                       ALLEN R. FREEDMAN
                                                       Chairman &
                                                       Chief Executive Officer

                                                       FORTIS, INC.

                                                       One Chase Manhattan Plaza
                                                       New York, NY 10005
                                                       Telephone
                                                       (212) 859-7001
                                                       Facsimile
                                                       (212) 859-7010

Dear Gentlemen:

Paragraph 4 of my Retirement Agreement dated July 19, 1999, provides that I may defer some or all of my Long Term Incentive Plan earnings, that an amount equal to the deferred portion of the LTIP will be put in a trust and that the deferred amount will be deemed to be invested in the investment options permitted under the Fortis qualified plans. I have elected to cause this deferral. However, it has now been concluded that, as the investment options available in the qualified plans are not available to the general public, it is not appropriate to limit the deemed investments to those investment options.

In order to cure this defect, I would like to amend Paragraph 4 of my Retirement Agreement to provide that the following investments will be the permissible deemed investments of the deferred amount: (1) investments that are substantially the same as the investment options permitted under the Fortis, Inc. Employees' Uniform Profit Sharing Plan (or the successor of such plan), (2) any investment product that is offered by Fortis, Inc. or any of its affiliates to customers on a regular commercial basis, (3) split dollar life insurance and loans related to such split dollar life insurance, and (4) any other publicly traded investments.

I confirm that I will be entitled to receive for my LTIP deferred amount, pursuant to Paragraph 4 of my Retirement Agreement, only the value of the deferred amount, as such amount may increase or decrease based on the deemed investment of such amount. In other words, I will bear the burden of bad investments and have the benefit of good investments.

This request does not involve any economic cost or hardship to Fortis and clarifies a previous ambiguity in the agreement. Therefore, I would very much appreciate receiving a signed copy of this letter to confirm this change to my Retirement Agreement.

Sincerely,

                                                      ALLEN R. FREEDMAN
                                                      Chairman &
                                                      Chief Executive Officer

                                                      FORTIS, INC.

                                                      One Chase Manhattan Plaza
                                                      New York, NY 10005
                                                      Telephone
                                                      (212)859-7001
                                                      Facsimile
                                                      (212)859-7010

/s/ ALLEN R. FREEDMAN
-------------------------
Allen R. Freedman

Fortis Inc.                       Dated: 3/23/00

 /s/ J. KERRY CLAYTON
-------------------------
Authorized Officer

Fortis, Insurance, N.V.           Dated: 4/5/00

/s/ H. J. HIELKEMA
-------------------------
Authorized Officer

                                                               ALLEN R. FREEDMAN
                                                              525 County Hwy. 40
                                                        Charlotteville, NY 12038
                                                        Telephone (607) 397-8348
                                                        Facsimile (607) 397-8004

August 2, 2000

Fortis Inc.
One Chase Manhattan Plaza,
41st Floor
New York NY 10005 USA

Fortis Insurance N.V.
Archimedeslaan 6
NL -- 3584 BA UTRECHT

Regarding:  Amendment to Retirement Agreement dated July 19, 1999

Gentlemen:

Paragraph 4 of my Retirement Agreement dated July 19, 1999 provides that I may defer some or all of my Long Term Incentive Plan earnings but not beyond a change in control of Fortis Insurance N.V. My SERP, referred to in paragraph 6 of the Retirement Agreement, has been affected by the recent amendment to the SERP plan to eliminate the provision requiring payment of a lump sum in the event of a change in control as defined in the SERP plan. I am asking Fortis to amend my Retirement Agreement with respect to the effect of a change in control on the deferral of my LTIP benefits referred to in Paragraph 4 and my SERP benefits referred to in Paragraph 6 in the manner provided in this letter.

If Fortis undergoes a change in control (as determined under the Fortis, Inc.
SERP) and, at any time after such change in control, the market capitalization of the Person which obtains direct or indirect control of Fortis (or the successor of such Person) is less than Twenty Billion United States Dollars for a period of at least five (5) consecutive business days, then Fortis shall distribute to Freedman or his wife, as appropriate, the amounts due under his SERP and his LTIP in a lump sum distribution, (i) in the case of the LTIP, no later than ten (10) days following the date such final determination is made and in accordance with the terms of the Rabbi Trust, and (ii) in the case of the SERP, no later than thirty (30) days following the date such final determination is made. Fortis shall notify Freedman in writing as soon as practicable after a change in control has occurred. Fortis shall notify Freedman if it becomes aware that the market capitalization of such Person has fallen below such minimum, or be liable for any failure to do so.

If the Person that obtains direct or indirect control of Fortis (or the successor of such Person) is not a business entity whose stock is publicly traded on an established securities market, then (i) the words "fair market value" shall be substituted for the words "market capitalization" in the paragraph above and (ii) if Freedman, his wife or any beneficiary notifies Fortis in writing that information will not be reasonably available to determine the fair market value of such Person, then such Person shall be deemed to have a fair market value of less than Twenty Billion United States Dollars for a period of at least five (5) business days.

This request does not involve any economic cost or hardship to Fortis since the lump sum amount for the annuity payment is discounted to reflect the earlier payment and the deferred LTIP amount should be the amount in the Rabbi Trust as it may change from time to time. Therefore, I would very much appreciate receiving a signed copy of this letter to confirm this change to my Retirement Agreement.

Sincerely,

/s/ ALLEN R. FREEDMAN
-----------------------------
Allen R. Freedman

Fortis, Inc.                                         Dated: 8/4/2000

/s/ J. KERRY CLAYTON                                 J. K. Clayton
-----------------------------
Authorized Officer

Fortis Insurance, N.V.                               Dated:  8/21/2000

/s/ H. J. HIELKEMA                                   H. J. Hielkema
-----------------------------
Authorized Officer